                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*



                           Genesis Bioventures, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, $0.0001 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  371828 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               November 30, 2001
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   371828 10 4               13G                     PAGE _ OF _ PAGES
--------------------------------------------------------------------------------
  1     Names of Reporting Persons.
        Biotherapies Incorporated

        I.R.S. Identification Nos. of Above Persons (Entities
        Only) 38-3226240


--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Michigan
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
     Shares                            3,124,030
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                           -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                            3,124,030
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power
    Person With                            -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        3,124,030
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        16%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP No.371828 10 4
--------------------------------------------------------------------------------


ITEM 1.

         (a) Name of Issuer: Genesis Bioventures, Inc.

         (b) Address of Issuer's Principal Executive Offices:
                  Suite 1A
                  3033 King George Highway
                  Surrey, British Columbia
                  Canada V4P1B8

ITEM 2.

         (a) Name of Person Filing: BIOTHERAPIES INCORPORATED

         (b) Address of Principal Business Office, if none, residence:
                  5692 Plymouth Road
                  Ann Arbor, Michigan 48105

         (c) Citizenship: Michigan corporation

         (d) Title of Class of Securities: Common Stock, par value $0.0001

         (e) CUSIP Number: 371828 10 4


ITEM 3.

         If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         (b) [ ]           Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).
         (c) [ ] Insurance company as defined in section 3a(19) of the Act (15 U.S.C.78c).
         (d) [ ] Investment company registered with under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e) [ ] An investment advisor in accordance withss.240.13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3b of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ]           A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14)of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j) [ ]           Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

         (a)      Amount beneficially owned:  3,124,030
         (b)      Percent of class: 16%
         (c)      Number of Shares as to which person has:
                  (i)Sole power to vote or to direct the vote: 3,124,030
                  (ii)Shared power to vote or direct the vote: -0-
                  (iii)Sole power to dispose or direct the disposition of:
                       3,124,030;
                  (iv)Shared power to dispose or direct the disposition of:
                      -0-.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY

         N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         (a) N/A

         (b) The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for purposes of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date 12/10/01

                                            Biotherapies Incorporated

                                            By: /s/Paul R. Ervin
                                                -----------------------------
                                                 Paul R. Ervin
                                            Its: Chief Executive Officer